Exhibit 10.2

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of the 9 day of January, 2020, by and between Bonus BioGroup Ltd., an Israeli Public Company 520039777 (the “Company”) and Wize Pharma Inc., a Delaware corporation (the “Investor” or “Wize”).

WHEREAS, the Company is a public company registered in Israel, whose securities are traded on the Tel Aviv Stock Exchange Ltd. (the “TASE”);

WHEREAS, the Board of Directors of the Company (the “Board”) has (A) determined that it is in the best interests of the Company to issue the Bonus Shares at the Closing in consideration for: (i) at the Closing, US$3,700,000 (three million and seven hundred thousand US dollars), in immediately available funds, free and clear of any restrictions; (ii) at the Milestone Closing, US$3,700,000 (three million and seven hundred thousand US dollars), in immediately available funds, free and clear of any restrictions; and (iii) at the Closing, the Right to LO2A Proceeds (as defined in the Exchange Agreement), all under the terms and conditions described in this Agreement and the Exchange Agreement (collectively referred to as the “Transaction”), and (B) approved the execution and performance of this Agreement, the Exchange Agreement and the other transactions contemplated under the Transaction;

WHEREAS, concurrently with the execution of this Agreement, the parties hereto are entering into the Exchange Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and material inducement to Wize’s willingness to enter into this Agreement, certain key shareholders of the Company are entering into support undertakings with Wize, each in the form attached hereto as Exhibit A (the “Support Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and material inducement to Wize’s willingness to enter into this Agreement, the Chief Executive Officer of the Company is entering into a proprietary information undertaking with the Company, in the form attached hereto as Exhibit B (the “IP Undertaking”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Investor, the Company and the Escrow Agent are entering into an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), whereby, among other things, (i) at or prior to Closing, the Investor shall deposit the Cash Consideration with the Escrow Agent, (ii) at the Closing, the Escrow Agent shall transfer the Initial Cash Consideration to the Company, and (iii) at the Milestone Closing, the Escrow Agent shall transfer the Milestone Cash Consideration to the Company, all under the terms and conditions set forth in this Agreement and the Escrow Agreement;

NOW, THEREFORE, it has been acknowledged, stipulated and agreed between the parties as follows:

1. Definitions

For purposes of this Agreement, the following terms will have the following meanings:

“Agreed Amount”	Sixteen Million and Four Hundred Thousand US dollars (US$16,400,000)
“Agreed Advance PPS”	The average closing price of the Ordinary Shares shares on TASE during 14 trading days prior to the issuance date of the Advance Shares.
“Agreed PPS”	NIS 0.50 (in words: fifty agorot of NIS).
“Affiliate”	With respect to any Person, another Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person. For the purposes of this definition, “Control” shall have the meaning as set out in the ISL.
“Bonus Shares”	A number of Ordinary Shares equal to the quotient obtained by dividing (A) the Agreed Amount expressed in NIS (based on the Exchange Rate as of the Business Day immediately prior to the date hereof) by (B) the Agreed PPS, with fractional shares rounded up to the nearest whole share; subject to adjustment in the case of split, reclassification, dividends and the like as more fully detailed herein if occurs following the date hereof.
“Business Day”	a day on which the principal banks located in Tel Aviv and New York are open for business during normal banking hours.
“Cash Consideration”	The sum of (A) US$3,700,000 (three million and seven hundred thousand US dollars) (the “Initial Cash Consideration”) and (B) US$3,700,000 (three million and seven hundred thousand US dollars) (the “Milestone Cash Consideration”).
“Company’s Bank”	Bank Leumi Le-Israel BM, Leumi Tech Business Branch NO.864, 15 Hamenofim St. Herzliya 4672566, Israel.
“Company’s Bank Account”	Account number 86100027 in the name of Bonus BioGroup Ltd., that is held at the Company’s Bank and/or Swift / TID: LUMIILITXXX IBAN: IL770108640000086100027
“Escrow Agent”	IBI Trust Management, or such other entity mutually agreed between the parties.
“Exchange Agreement”	That certain Exchange Agreement entered into by and between the Company and Wize, of even date herewith.
“Exchange Rate”	the rate of exchange reported by the Bank of Israel for the US Dollar.
“Initial Shares”	means the Initial PIPE Shares and the LO2A Shares.

“ISL”	The Israeli Securities Law, 5728 – 1968, together with the regulations promulgated thereunder.
“LO2A Shares”	50% (fifty percent) of the Bonus Shares.
“Material Adverse Effect”	Any (A) material adverse effect or change, on or affecting (i) the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and of the Subsidiaries (as defined below), taken as a whole, or (ii) the transactions contemplated hereby or the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or (iii) on the authority or ability of the Company to perform its obligations under the Transaction Documents, or (iv) on the legality, validity, binding effect or enforceability of any of the Transaction Documents; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable laws or accounting rules following the date hereof; (vi) the public announcement or completion of the Transactions contemplated by this Agreement (provided that no such announcement shall be in violation of the terms hereof); (vii) any natural disaster or acts of God; (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure shall not be excluded); or (ix) any changes in the share price of the Company (provided that the underlying causes of such changes shall not be excluded); except in the case of (i), (ii), (iii), (iv), (v), (vii) or (ix) above to the extent these effects or changes do not have a disproportionate effect or change on the Company as compared to other Persons in the industries in which the Company operates.
“Nominee”	The Tel Aviv Stock Exchange Nominee Company Ltd.
“Ordinary Share”	An ordinary share, without a nominal value, of the Company.

“Person”	An individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.
“PIPE Shares”	50% (fifty percent) of the Bonus Shares, of which (i) one half (i.e., 25% of the Bonus Shares) shall be designated as “Initial PIPE Shares” and (ii) one half (i.e., 25% of the Bonus Shares) shall be designated as the “Milestone Shares”.
“Transaction Documents”	This Agreement, the Exchange Agreement, the Support Agreements, the Registration Rights Agreement, the Escrow Agreement, the IP Undertaking and any and all other documents contemplated to be delivered or executed in connection therewith and the transactions contemplated hereby and thereby.

2. The Transaction

2.1. General. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below), the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, the PIPE Shares in consideration for the Cash Consideration (except that the Milestone Shares and the Milestone Cash Consideration shall be deposited with the Escrow Agent until the release thereof in accordance with the terms of this Agreement and the Escrow Agreement).

2.2. Stock Splits, Etc. In the event of any stock split, bonus shares, consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Ordinary Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to numbers of Bonus Shares (including Milestone Shares) and all related calculations shall be equitably adjusted to the extent necessary to provide to the Investor the same economic effect as contemplated by this Agreement.

2.3. Advance. Notwithstanding anything to the contrary hereunder, (a) Investor undertakes to transfer (or cause to be transferred, including through the Escrow Agent) to the Company’s Bank Account, as soon as promptly practicable following the date hereof, a cash sum equal to US$500,000 (five hundred thousand US Dollars) (the “Advance”) on account of the Cash Consideration (and, for the sake of clarity, the Initial Cash Consideration), and (b) if this Agreement is validly terminated in accordance with Section 3.4 below, then (A) the Company shall immediately issue a number of Ordinary Shares equal to the quotient obtained by dividing (A) the Advance expressed in NIS (based on the Exchange Rate as of the Business Day immediately prior to the date hereof) by (B) the Agreed Advance PPS, with fractional shares rounded up to the nearest whole share; subject to adjustment in the case of split, reclassification, dividends and the like as more fully detailed herein if occurs following the date hereof (the “Advance Shares”) in the name of the Nominee (for the benefit of the Investor, to be deposited with the Investor’s securities account) together with a copy of a letter of issuance (the “Letter of Issuance”) to the Nominee representing the Advance Shares together with an instruction letter (the “Instruction Letter”) irrevocably instructing it to accredit the securities account of the TASE member in which the Investor’s securities account is managed (the “Investor TASE Member”), for the benefit of the Investor’s securities account therein, by the number of Advance Shares; (B) for the sake of clarity, the Company shall obtain the approval of TASE for such issuance; (C) for the sake of clarity, despite Section 3.5 hereof, Sections 5, 6, 7, 10, 11.10 and 13 shall continue to be valid; and (D) if the Company is the one terminating this Agreement, the issuance of the Advance Shares to the Investor within three (3) Business Day following termination shall be a condition precedent to such termination.

2.4. Guarantee. It is hereby agreed that, notwithstanding anything to the contrary hereunder, “Cash Consideration” (including Initial Cash Consideration and Milestone Cash Consideration), for all intents and purposes hereunder and under the other Transaction Documents, may consist (and therefore, the definition of such terms shall include) of an executed bank guarantee or other similar instrument; provided that Investor may not use such instrument (in lieu of cash) unless the form and substance thereof is acceptable to Bonus.

3. Closing Conditions; Termination Etc.

3.1. Mutual Closing Conditions. The obligations of each party to consummate the Transaction, including the issuance of the PIPE Shares and the transfer of the Cash Consideration as contemplated herein, is subject to the satisfaction of all of the following conditions precedent (the “Mutual Closing Conditions”):

3.1.1. The approval of the TASE for the registration of all the Bonus Shares, including the Milestone Shares, has been duly obtained (the “TASE Approval”). In this respect, the Company undertakes to take all action to register these securities for trading on the TASE. All expenses incurred in connection with such registration will be borne by the Company.

3.1.2. No governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the consummation of the Transaction illegal or otherwise prohibiting, restraining, enjoining or preventing consummation thereof.

3.1.3. The closing of the transactions contemplated by the Exchange Agreement shall have occurred.

3.2. Company Closing Conditions. The obligations of the Company to consummate the Transaction is subject to the satisfaction (or waiver in writing by the Company) of all of the following conditions precedent (the “Company Closing Conditions”):

3.2.1. The representations and warranties of Investor set forth herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date).

3.2.2. Investor shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

3.2.3. The Investor shall have deposited the Cash Consideration (minus the Advance if previously transferred to the Company’s Bank Account) with the Escrow Agent in accordance with the Escrow Agreement and this Agreement.

3.3. Investor Closing Conditions. The obligations of the Investor to consummate the Transaction is subject to the satisfaction (or waiver in writing by the Investor) of all of the following conditions precedent (the “Investor Closing Conditions” and together with the Mutual Closing Conditions and the Company Closing Conditions, the “Closing Conditions”):

3.3.1. The representations and warranties of the Company set forth herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date), except for those representations and warranties that are qualified by materiality and except for those representations and warranties in Sections 5.1.1, 5.2 and 5.3, all of which shall be true and correct in all respects.

3.3.2. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

3.3.3. All of the documents to be delivered by the Company pursuant to Section 4 below shall be substantially in the form as attached to this Agreement, or, if not attached, in a form and substance reasonably satisfactory to the Investor and shall be delivered to the Investor at or prior to the Closing.

3.3.4. From the date hereof until the Closing there will have been no Material Adverse Effect.

3.3.5. The Company shall have executed and delivered to the Investor a registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

3.3.6. The Support Agreements and IP Undertaking shall be valid and in full force and effect and not rescinded in any manner.

3.4. Termination. This Agreement may be terminated at any time before the Closing as follows:

3.4.1. By mutual written consent of the parties; or

3.4.2. In the event that the Closing shall not occur on or before 5:00 p.m. (IL Time) on the 30th day following the date hereof (the “Outside Time”), either party may terminate this Agreement by written notice to the other party; provided that the party seeking to terminate this Agreement pursuant to this Section shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure to consummate the Closing on or before such date; or

3.4.3. In the event that Wize shall have not either (i) deposited the Cash Consideration with the Escrow Agent (minus the Advance if previously transferred to the Company’s Bank Account) or (ii) provided evidence that it has received the Cash Consideration (whether in its own bank account or in an account administered by an escrow agent who may be the Escrow Agent), in each case, by no later than January 20, 2020 at 5:00 p.m. (IL Time) (the “Confirmation Time”), either party may, within 24 hours thereafter, terminate this Agreement by written notice to the other party.

3.5   Effect of Termination. Any termination of this Agreement under Section 3.4 above will be effective immediately upon written notice of the terminating party to the other parties hereto specifying the provision of this Agreement on which such termination is based. If this Agreement is terminated as provided in Section 3.4 this Agreement shall forthwith become void and shall have no further effect, without any liability or obligation on the part of either party, except (i) other than in the event of valid termination pursuant to Section 3.4.3 above - for claims for damages to the extent that such termination results from a material and willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and (ii) notwithstanding the foregoing, this Section 3.5 and Section 13 shall survive any termination of this Agreement in accordance with their respective terms.

4. Closing.

4.1. Closing Date. The closing of the sale and purchase of the Bonus Shares (the “Closing”) shall take place at 10:00 a.m., local time (Israel) electronically via the exchange of documents and signatures, within no later than the second (2nd) Business Day immediately following the satisfaction (or wavier, by the party entitled to provide such waiver) of all the Closing Conditions (other than those respective conditions that by their nature are to be satisfied only at the Closing), or such other date and time as the Company and the Investor agree in writing (the date on which the Closing actually takes place, the “Closing Date”).

4.2. Closing Deliverables. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

4.2.1. The Company will issue and allocate (i) the Initial Shares in the name of the Nominee (for the benefit of the Investor, to be deposited with the Investor’s securities account) and (ii) the Milestone Shares in the name of the Nominee (for the benefit of the Escrow Account managed by the Escrow Agent, to be deposited with the Escrow Agent’s securities account).

4.2.2. The Company shall deliver to the Investor a certificate dated as of the Closing Date, duly signed on behalf of the Company by the Chief Executive Officer of the Company, certifying that (i) the Board of Directors has approved the Transaction (and attaching a copy of the resolutions) and (ii) the Investor Closing Conditions (other than those waived in writing by the Investor, if any) and the Mutual Closing Conditions have been satisfied.

4.2.3. The Company shall deliver to Investor a copy of the TASE Approval.

4.2.4. The Company shall deliver to Investor a copy of a letter of issuance (the “Letter of Issuance”) to the Nominee representing the Bonus Shares together with a an instruction letter (the “Instruction Letter”) irrevocably instructing it to accredit (x) the securities account of the TASE member in which the Investor’s securities account is managed (the “Investor TASE Member”), for the benefit of the Investor’s securities account therein, by the number of Initial Shares and (y) the securities account of the TASE member in which the Escrow Agent’s securities account is managed (the “Agent TASE Member”) for the benefit of the Escrow Agent’s securities account therein, by the number of Milestone Shares;

4.2.5. The Company shall deliver to Investor a copy of the Company’s immediate report to be filed with respect to the issuance of the Bonus Shares (the “Immediate Report”).

4.2.6 Within one (1) Business Day after Closing, the Company shall file the Immediate Report with the Israeli Securities Authority (the “ISA”) and shall provide the Investor with evidence of delivery to the Nominee of the Letter of Issuance and the Instruction Letter, and any other documents necessary for listing the Bonus Shares with the TASE.

5. Representations and Warranties of the Company

The Company hereby represents, confirms and warrants to the Investor that the following representations are true, correct and complete as of the execution date of this Agreement and as of the Closing, except as set forth in the Company Disclosure Letter delivered to the Investor on the date hereof (such disclosures being considered to be made for purposes of the specific sub-Section of the Company Disclosure Letter in which they are made and for purposes of all other Sections only to the extent the relevance of such disclosure is reasonably apparent on its face):

5.1. Organization and Qualification.

5.1.1. Each of the Company and each of its “Subsidiaries” (which for purposes of this Agreement means any joint venture or any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest) are entities duly organized and validly existing and in good standing (excluding for purposes of the representation regarding good standing, any Subsidiary formed in Israel) under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted.

5.1.2. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the Transaction Documents and, subject to the TASE Approval, to issue the Bonus Shares, including the Milestone Shares, in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Bonus Shares, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required from the Company, its Board of Directors or its shareholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies (the “Bankruptcy and Equity Exceptions”).

5.3. Issuance of Securities. The issuance of the Bonus Shares (including the Milestone Shares) is duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, such Bonus Shares shall be validly issued and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances (other than lock-up provisions under applicable securities laws) with respect to the issue thereof and the Bonus Shares shall be fully paid and nonassessable. As of the Closing, a number of Ordinary Shares shall have been duly authorized and reserved for issuance which equals or exceeds (the “Required Reserved Amount”) the sum of the maximum number of Bonus Shares issuable hereunder. As of the date hereof, there are 2,158,532,878 Ordinary Shares authorized and unissued. As of the Closing Date, the Initial Shares and the Milestone Shares (on as if issued basis) shall represent the percentages of the outstanding share capital of the Company as set forth in Section 5.3 of the Company Disclosure Letter, respectively. For the sake of clarity, at the Milestone Closing, the Milestone Shares to be released to Investor will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances (other than lock up provisions under applicable securities laws). The offer and issuance by the Company of the Bonus Shares is exempt from the need to publish a prospectus in accordance with the ISL.

5.4. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Initial Shares and the Milestone Shares) will not (i) result in a violation of the Articles of Association of the Company, any memorandum of association, certificate of incorporation, certificate of formation, bylaws, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or the articles of association or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration, anti-dilution. or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. The Company has obtained all consents and authorizations that shall be necessary or required lawfully for its execution, delivery and performance of this Agreement and the other Transaction Documents (including the issuance of the Bonus Shares), except for receipt of the TASE Approval.

5.5. ISA Documents; Financial Statements. Since January 1, 2018, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the ISA pursuant to the reporting requirements of the ISL (all of the foregoing filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto being hereinafter referred to as the “ISA Documents”). As of their respective filing dates, the ISA Documents complied in all material respects with the requirements of applicable law, including the ISL, applicable to the ISA Documents, and none of the ISA Documents, at the time they were filed with the ISA, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Company included in the ISA Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the ISA with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with IFRS, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material either individually or in the aggregate).

5.6. Absence of Certain Changes. Since September 30, 2019, there has been no Material Adverse Effect. Since September 30, 2019, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) had capital expenditures, outside the ordinary course of business.

5.7. TASE Listing. The Ordinary Shares are listed on the TASE. No order ceasing, halting or suspending trading in the Ordinary Shares or prohibiting the sale of the Ordinary Shares is outstanding against the Company, and, to the best of the Company’s knowledge, no investigations or proceedings for such purposes are pending or threatened. The Company has not received notice (written or oral) from the TASE to the effect that the Company is not in compliance with the listing or maintenance requirements of the TASE.

5.8. No Undisclosed Events, Liabilities, Developments or Circumstances. As of the date hereof, other than the Transactions, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, that would be required to be disclosed by the Company under applicable securities laws, which has not been publicly announced. The total amount of the debts or trade payables to the Company’s directors and officers that are outstanding as of November 30, 2019 (the “Outstanding Management Fees”) is, approximately, as set forth in Section 5.8 of the Company Disclosure Letter.

5.9. Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 3,000,000,000 Ordinary Shares, of which, as of the date hereof, 841,467,122 Ordinary Shares are issued and outstanding, 80,000,000 Ordinary Shares are reserved for issuance pursuant to the Company’s stock option plans and 2,078,532,878 Ordinary Shares are reserved for issuance pursuant to securities (other than the aforementioned options and the Bonus Shares) exercisable or exchangeable for, or convertible into, Ordinary Shares. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. None of the Company’s capital stock is subject to preemptive rights, charges, pledges, security interest, right of first refusal, or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in an applicable subsection of Section 5.9 of the Company Disclosure Letter, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (ii)  there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing borrowed funds of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound exceeding $US100,000 in the aggregate; (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities; (iv)  there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions and to the extent the Company does have securities or instruments with such provisions, none of which will be triggered by the issuance of the Bonus Shares, including the Milestone Shares; (vi)  neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (vii) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the ISA Documents but not so disclosed in the ISA Documents. The Company has furnished or made available to the Investors true, correct and complete copies of the Company’s Articles of Association, as amended and as in effect on the date hereof (the “Articles of Association”), and the Company’s Memorandum of Association, if applicable, as amended and as in effect on the date hereof.

5.10. Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any material provision of its Articles of Association or Memorandum of Association or their organizational charter or memorandum of association or certificate of incorporation or articles of association or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is in compliance, in all material respects, with the rules, regulations and requirements of the ISA and TASE and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Ordinary Shares by the TASE in the foreseeable future.

5.11. Absence of Litigation. Except as set forth in the ISA Documents, there is no action, suit, or proceeding before or by any court, public board, government agency, self-regulatory organization or body, including ISA and TASE, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Ordinary Shares or any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, except for actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company.

5.12. Intellectual Property Rights. The Company and its Subsidiaries own or possess rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (together, “Intellectual Property Rights”) that are materially necessary to conduct their respective businesses. None of the Company’s or its Subsidiaries’ Intellectual Property Rights have expired or terminated or have been abandoned or are expected to expire or terminate or are expected to be abandoned, within three years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company or any of its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company or any of its Subsidiaries, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights. All of the Company’s and its Subsidiaries’ employees who were or are engaged in the creation, development, modification, improvement or invention of any material Intellectual Property Rights by or on behalf of the Company or any of its Subsidiaries have entered into written agreements with the Company or one of its Subsidiaries assigning to the Company or any of its Subsidiaries, as applicable, all rights, title and interests in and to any such Intellectual Property arising out of such Person’s employment by, engagement by, or Contract with the Company or any of its Subsidiaries.

5.13. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

5.14. Brokers; Fees and Expenses. Except as contemplated by Section 6.7 and 10 hereof, there is no investment banker, broker, finder or similar agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby.

5.15. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5 and in any certificate delivered by the Company hereunder, neither the Company nor any other Person on behalf of the Company or its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided by or on behalf of the Company or its Subsidiaries.

6. Representations and Warranties of the Investor

The Investor hereby represents, confirms and warrants to the Company that the following representations shall be true, correct and complete as of the execution date of this Agreement and as of the Closing, except as set forth in the Wize Disclosure Letter delivered to the Company on the date hereof (such disclosures being considered to be made for purposes of the specific sub-Section of the Wize Disclosure Letter in which they are made and for purposes of all other Sections only to the extent the relevance of such disclosure is reasonably apparent on its face):

6.1. Organization and Qualification. The Investor is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

6.2. Authorization; Enforcement; Validity. The Investor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the Transaction Documents in accordance with the terms hereof and thereof, including remittance of the Cash Consideration. The execution and delivery of this Agreement and the other Transaction Documents by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby, have been duly authorized by the Investor’s Board of Directors and no further consent or authorization is required by the Investor, its Board of Directors or its shareholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Investor, and constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

6.3. Sufficient Funds. The Investor will have prior to the Closing, pursuant to financing agreement entered into on or prior to the date hereof, sufficient funds to consummate the transactions contemplated hereunder.

6.4. No Arrangements. Except as otherwise provided herein, there are no agreements or other voting arrangements, oral or written, among the Investor and any other Person who is known to the Investor to be an existing shareholder of the Company with respect to the Company.

6.5. Experience. Without derogating from the representations and warranties made by the Company, the Investor represents that it has made its own assessment of the present condition and the future prospects of the Company and is sufficiently experienced to make an informed judgment with respect thereto.

6.6. Acquisition for Own Account. The Investor is acquiring the Bonus Shares as principal for its own account for investment purposes only and not with an immediate view to or for distributing or reselling such Bonus Shares or any part thereof, without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Bonus Shares in compliance with applicable securities laws, including lock up provisions prescribed by applicable laws and regulations.

6.7. Brokers; Fees and Expenses. Except for H.C. Wainwright & Co., LLC (“HCW”), a true and complete copy of which engagement letter has been made available to the Company (the “HCW Letter”), there is no investment banker, broker, finder or similar agent or other Person that has been retained by or is authorized to act on behalf of Investor or any of its Subsidiaries who is entitled to any financial advisor, brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby.

6.8. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 6 and in any certificate delivered by the Investor hereunder, neither the Investor nor any other Person on behalf of Investor or its Subsidiaries makes any other express or implied representation or warranty with respect to the Investor or its Subsidiaries or with respect to any other information provided by or on behalf of the Investor or its Subsidiaries.

7. Resale; Lock-Up

The Investor hereby undertakes, vis-à-vis the Company, not to sell any portion of the Bonus Shares, to the extent that such sale would be prohibited by Section 15C of the ISL on the resale of the Bonus Shares.

8.  Additional Issuance of Securities

8.1. Without derogating from Section 11.5 hereof, if the Company conducts, at any time and from time to time, from the date hereof until the earlier of (i) nine (9) months following the Closing Date, and (ii) the valid termination of this Agreement (the “Restricted Period”), a Subsequent Financing (including entering into an agreement contemplating a Subsequent Financing during the Restricted Period where consummation thereof will occur following such period) in which the effective price per Ordinary Share is lower than NIS 0.30 (thirty Agorot of NIS) (the “Reduced PPS”), then (A) the Agreed PPS hereunder shall, for all intents and purposes be reduced to be equal to the Reduced PPS and the number of Bonus Shares shall be equal to the number obtained by dividing the Agreed Amount by the Reduced PPS (and consequently, the number of Initial Shares and Milestone Shares shall be correspondingly increased), and (B) the Investor shall be issued, concurrently with the Subsequent Financing, a number of Ordinary Shares equal to (x) the number of Initial Shares (as so adjusted) less the number of Initial Shares already issued at Closing (which shares shall be delivered to Investor) and (y) the number of Milestone Shares (as so adjusted) less the number of Milestone Shares already issued (which shares shall be delivered to Investor or, if the Milestone Closing shall have not occurred by such time, to the Escrow Agent); provided however that if, as a result of the aforesaid adjustments, the number of Bonus Shares issuable to the Investor hereunder (such number, the “Total Issuance Number”) shall exceed, in the aggregate, 19.99% of the outstanding Ordinary Shares of the Company as of the Closing (the “Maximum Issuance Number”), then the Company shall not consummate the Subsequent Financing unless and until it validly obtains shareholder approval and approval of TASE for the issuance of the Ordinary Shares to Investor hereunder.

8.2. Notwithstanding the foregoing, Section 8.1 shall not apply to a Subsequent Financing where the issuance of Equity Security is as follows: (a) the issuance of Equity Securities to consultants, employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by the Company; (b) upon exercise or conversion of any Ordinary Shares Equivalents outstanding as of the date hereof; provided that the terms of such Ordinary Shares Equivalents or agreements are not amended, modified or changed on or after the date hereof, without the Investor’s prior written consent; (c) any Equity Securities issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution whose primary business is lending money and not investing in securities; (d) Equity Securities issued to a Strategic Partner but which Equity Securities do not represent, in the aggregate, more than one percent (1%) of the issued and outstanding share capital of the Company, without the Investor’s prior written consent; (e) Equity Securities issued in conjunction with any stock split, stock dividend or recapitalization of the Company; or (f) any securities issuable under this Agreement or the other Transaction Documents.

8.3. If the Company, at any time and from time to time following the date hereof, issues any Ordinary Shares or Ordinary Shares Equivalents, or pays any amounts, as a result of the matters set forth in Exhibit E hereto, then the Company shall compensate the Investor in the manner set forth in Exhibit E.

8.4.  “Equity Securities” means Ordinary Shares or Ordinary Shares Equivalents. “Ordinary Shares Equivalents” means Ordinary Shares and any other securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including any debt, preferred stock, rights, options, warrants or other instrument (including American Depositary Shares) that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares. A “Subsequent Financing” means the offer, issuance, sale, grant, or otherwise dispose of any of the Equity Securities. A “Strategic Partner” means an entity which is in the pharmaceutical industry and has the potential to improve the commercialization of the Company’s products in addition to the investment of funds in the Company, but shall not include an entity where the Company is issuing securities for the primary purpose of raising capital.

9. Nasdaq Uplisting.

9.1. The Company shall make reasonable commercial efforts to either (i) implement a Level 2 American Depository Receipt (“ADR”) program (the “ADR Program”) including the listing of American Depositary Shares representing Ordinary Shares of the Company on the Nasdaq Capital Market or (ii) to list the Company’s Ordinary Shares for trading on the Nasdaq Capital Market (each of these two, individually: the “Nasdaq Listing”), in each case, as soon as practicable and in any case not later than 180 days following the date of the Closing (the “Initial Deadline”).

9.2. If, for any reason, the Nasdaq Listing does not occur until the Initial Deadline, the Investor shall be entitled, in addition to any other rights it may have hereunder or under applicable law, that the Company shall pay to the Investor an amount, as liquidated damages and not as a penalty, equal to (i) one eighth percent (0.125%) of the Agreed Amount, for the first 30 days of delay beyond the Initial Deadline, (ii) for the 30 days of delay thereafter, one eighth percent (0.125%) of the Agreed Amount, (iii) for the 30 days of delay thereafter, one quarter percent (0.25%) of the Agreed Amount, and (iv) for each 30 days of delay thereafter, one percent (1%) of the Agreed Amount. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a 30-day period prior to the Nasdaq Listing and be paid on the earlier of (i) the Nasdaq Listing (if occurs after the Initial Deadline) and (ii) twelve months following the Closing. If the Company fails to timely pay any liquidated damages pursuant to this Section in full, such delayed payments shall bear interest beginning on the first (1st) day following the due date thereof, calculated at the annual rate of two percent (2.0%) over the prime interest rate quoted by the Wall Street Journal on the date such payment is due, compounded monthly; provided, however, that in no event shall such annual interest rate exceed the maximum rate allowed under applicable law.

9.3. The payment of liquidated damages shall be, at the Company’s discretion, in either cash (in $US) or Ordinary Shares. In case the payment is in Ordinary Shares, (A) the number of which shall be determined by dividing (x) the amount of liquidated damages, together with any default interest accrued thereon (as such sum is converted into $US per the Exchange Rate on the date immediately prior to the issuance) payable by (y) the average closing price of such shares on TASE during a 30 trading days prior to the issuance date and (B) such Ordinary Shares shall be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances.

9.4. The Company undertakes that, if the Nasdaq Listing entails the ADR Program (i.e., clause (i) of Section 9.1), at Investor’s election, the Bonus Shares (or any part thereof) held by the Investor shall be converted into American Depositary Shares, at the Company’s expense, at any time following the completion of the Nasdaq Listing (as contemplated herein).

9.5. It is hereby clarified that (i) the Nasdaq Listing (as defined in Section 9.1 hereof) shall not be deemed completed unless the Company’s registration statement on Form 20-F filed with the SEC (the “Bonus Registration Statement”) has been declared effective by the SEC and (ii) if the Nasdaq Listing entails implementation of the ADR Program, it shall be deemed completed only when both the Bonus Registration Statement and the Company’s registration statement (filed by the depositary of the ADR Program) on Form F-6 (the “Bonus Form F-6”) are declared effective by the SEC.

10. Taxes and Expenses. Each party shall bear its own expenses in connection with the transactions contemplated hereunder; provided however, that, subject to the consummation of the Closing, the Company shall, promptly thereafter and, in any event, not more than one (1) Business Day following the Closing, pay the Investor (or directly to HCW) a sum equal to (i) one half (50%) of the fees and expenses of HCW payable by the Investor for the Transaction, including with respect to the Exchange Agreement, in accordance with the invoice issued to Investor pursuant to the HCW Letter less (ii) US$15,000 (together, the “Banker’s Fees” and the - portion payable by the Company, the “Bonus Banker’s Fees”); provided further however that the Company shall not be required to bear any part of the Banker’s Fees attributed to that portion of the proceeds raised, if any, by the Investor in excess of the Cash Consideration.

11. Other Covenants

11.1. The Company undertakes to publish and file with the ISA, as soon as practicable following the date hereof, a private placement report as required by the provisions of the ISL.

11.2. The Company undertakes to (a) file with the TASE, as soon as practicable following the date hereof an application for the TASE Approval and (b) pay the TASE all fees required with respect to the registration of the Bonus Shares for trading.

11.3. The Company shall make all other necessary filings and take all other necessary actions, in each case, in a timely manner and as required by the ISL and the TASE to consummate the transactions contemplated by this Agreement.

11.4. The Company shall provide the Investor drafts of the documentation set forth in Sections 11.1, 11.2 and 11.3 for Investor’s review and comments.

11.5. The Company undertakes that from the date of this Agreement and until the earlier of the Closing Date and the valid termination of this Agreement (the “Pre-Closing Period”), it shall not, without the Investor’s prior written consent, (a) pay any dividend or make any distribution in respect of the issued and outstanding shares of the Company, (b) issue any Ordinary Share Equivalents for an effective price per Ordinary Share that is lower than the Agreed PPS (except for (i) issuance of shares upon exercise of any options, warrants, rights or other Ordinary Share Equivalents outstanding on the date of this Agreement to the extent they are set forth in Section 5.9 of the Company Disclosure Letter, (ii) the grant of stock options in the ordinary course of business to employees who are not office holders and (iii) issuance of any securities issuable under this Agreement or the other Transaction Documents), or (c) incur additional indebtedness that is senior in rank to the Advance or is otherwise secured.

11.6. Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and the Transaction Documents and shall use reasonable commercial efforts and take all such steps as may be within its power to cause the Closing Conditions (and, once applicable, the Milestone Closing Conditions) to be satisfied and otherwise implement to their full extent the provisions of this Agreement and the Transaction Documents.

11.7. Recognizing that, prior to the date hereof, the Company has received an oral opinion from BDO Israel (the “Appraiser”) with respect to the fair market value of the Right to LO2A Proceeds (as defined under the Exchange Agreement), and that the Company desires to obtain a more detailed written opinion to that effect from the Appraiser (the “Appraisal Report”) as soon as practicable following the date hereof, Investor undertakes to supply all information reasonably required by the Appraiser to issue the Appraisal Report; it being understood that (i) receipt of the Appraisal Report shall not be a Closing Condition of either party, and (ii) without derogating from Investor’s representations and warranties in this Agreement or the Exchange Agreement, Investor shall not have any responsibility or liability with respect to the Appraiser Report.

11.8. The Company undertakes to use its reasonable commercial efforts to collaborate and engage appropriate U.S.-based senior management team and scientific experts in the field of the Company’s business.

11.9. The Company undertakes that it shall not, directly or indirectly, until (i) the earlier of (A) Closing and (B) the issuance of the Advance Shares to Investor in accordance with this Agreement, pay any of the Outstanding Management Fees and (ii) the Nasdaq Listing, pay any of the Outstanding Management Fees, other than, in the case of this clause (ii), in the aggregate, up to NIS 1,500,000 plus VAT.

11.10. The Company shall, no later than one (1) Business Day following the Closing Date, file a public report with the ISA, disclosing the Closing shall have occurred and disclosing any other material non-public information (if any) provided or made available to Investor (or any of its agents or representatives) on or prior to the filing of the Closing Filing. Notwithstanding any affirmative disclosure obligations of the Company pursuant to the terms of this Agreement or anything else to the contrary contained herein or therein, (a) subject to clause (b) below, each of the Company shall not, and shall cause each of its officers, directors, employees and agents to not on behalf of the Company, provide Investor with any material non-public information with respect to the Company from and after the filing of the Closing Filing without the express prior written consent of the Investor, and (b) in the event that the Company believes that a notice or communication to Investor contains material, nonpublic information with respect to the Company, the Company shall so indicate to Investor prior to the delivery of such notice or communication, and such indication shall provide Investor the means to refuse to receive such notice or communication.  In the absence of any such indication by the Company to Investor, Investor shall be allowed to presume (and rely on the Company) that all matters relating to such notice or communication do not constitute material nonpublic information with respect to the Company.

11.11. During the Pre-Closing Period, (i) the Company shall notify the Investor promptly following becoming aware of (A) any inaccuracy in or breach of any of its representations, warranties or covenants contained in this Agreement which would reasonably be expected to cause any of the Mutual Closing Conditions or Investor Closing Conditions not to be timely (or at all) satisfied and (B) any other event, condition, fact or circumstance that would make the timely satisfaction of any of the Mutual Closing Conditions or Investor Closing Conditions impossible or unlikely; and (ii) the Investor shall notify the Company promptly following becoming aware of (A) any inaccuracy in or breach of any of its representations, warranties or covenants contained in this Agreement which would reasonably be expected to cause any of the Mutual Closing Conditions or Company Closing Conditions not to be timely (or at all) satisfied and (B) any other event, condition, fact or circumstance that would make the timely satisfaction of any of the Mutual Closing Conditions or Company Closing Conditions impossible or unlikely.

11.12. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 11.11 requires any change in the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company or Investor, as applicable, may (but are not obligated to) deliver to the other party a written update to the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, specifying such change. In this respect, it is hereby agreed that (a) no such notice or update shall be deemed to supplement or amend the Company Disclosure Letter, or the Wize Disclosure Letter, as applicable, for the purpose of determining whether any of the Closing Conditions has been satisfied and (b) such notice or update shall be deemed to supplement or amend the Company Disclosure Letter, or the Wize Disclosure Letter, as applicable, for the purpose of determining the accuracy of any of the representations and warranties made by the Company or Investor in this Agreement (including for purpose of any remedy for a breach thereof hereunder), only if (i) such notice or update is with respect to factual updates of the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, regarding events that occurred following the date hereof and (ii) despite receipt of such notice, the Company or the Investor, as the case may be, determined to proceed with the Closing.

11.13. For the sake of clarity, the Company undertakes that any distributions (in cash or in kind, including bonus shares) made with respect to the Milestone Shares shall be made, until the Milestone Closing Date, to the Escrow Account (as defined in the Escrow Agreement).

12. Milestone Closing

12.1. Milestone Closing Date. The closing of the release from the Escrow Account of (i) the Milestone Shares to Investor and (ii) the Milestone Cash Consideration to the Company (the “Milestone Closing”) shall take place at 10:00 a.m., local time (Israel) electronically via the exchange of documents and signatures, within no later than the first (1st) Business Day immediately following the satisfaction (or wavier, by the party entitled to provide such waiver) of all the Milestone Closing Conditions (other than those respective conditions that by their nature are to be satisfied only at the Milestone Closing), or such other date and time as the Company and the Investor agree in writing (the date on which the Milestone Closing actually takes place, the “Milestone Closing Date”).

12.2. Milestone Closing Deliverables. At the Milestone Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

12.2.1. The Company shall deliver to the Investor a certificate dated as of the Milestone Closing Date, duly signed on behalf of the Company by the Chairman of the Board of Directors and Chief Executive Officer of the Company, certifying that the Investor Milestone Closing Conditions (other than those waived in writing by the Investor, if any) and the Milestone Mutual Closing Conditions have been satisfied.

12.2.2. The Company shall deliver to Investor a copy of the Company’s immediate report to be filed with respect to the occurrence of the Milestone Closing (the “Milestone Immediate Report”).

12.2.3. Within one (1) Business Day after the Milestone Closing, the Company shall file the Milestone Immediate Report with the ISA and shall provide the Investor and any other documents necessary for listing the Milestone Shares with the TASE.

12.3. Milestone Closing Conditions.

12.3.1. The obligations of each party to consummate the Milestone Closing, including the release from the Escrow Account of (i) the Milestone Shares to Investor and (ii) the Milestone Cash Consideration to the Company, is subject to the satisfaction of the following conditions precedent (the “Milestone Mutual Closing Conditions”): no governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the consummation of the Milestone Closing illegal or otherwise prohibiting, restraining, enjoining or preventing consummation thereof.

12.3.2. The obligations of the Company to consummate the Milestone Closing is subject to the satisfaction (or waiver in writing by the Company) of the following condition precedent (the “Milestone Company Closing Conditions”): The Investor shall have delivered to the Escrow Agent a letter confirming that the Milestone Closing shall have occurred.

12.3.3. The obligations of the Investor to consummate the Milestone Closing is subject to the satisfaction (or waiver in writing by the Investor) of all of the following conditions precedent (the “Milestone Investor Closing Conditions” and together with the Milestone Mutual Closing Conditions and the Milestone Company Closing Conditions, the “Milestone Closing Conditions”): (i) all of the documents to be delivered by the Company pursuant to Section 12.2 above shall be in a form as attached to this Agreement, or, if not attached, in a form and substance reasonably satisfactory to the Investor and shall be delivered to the Investor at or prior to the Milestone Closing; (ii) the Company shall have received (and delivered a copy thereof to Investor) an executed letter from Nasdaq that approves the listing of the Ordinary Shares (or, if an ADR Program is to be implemented by the Company, the American Depositary Shares representing such Ordinary Shares (“ADSs”) on the Nasdaq Capital Market (or other superior tier of the Nasdaq market) (the “Nasdaq Approval”), or, if such Nasdaq Approval is conditioned, the sole condition imposed and remaining unmet is meeting the minimum stockholders’ equity requirement under the applicable Nasdaq Initial Listing Rules, which minimum stockholders’ equity requirement may be satisfied (as acknowledged by Nasdaq in such letter) automatically solely by release of the Milestone Cash Consideration from the Escrow Account to the Company; (iii) the SEC had no further comments to the Bonus Registration Statement and no updates thereto are necessary in order to comply with applicable SEC rules relating thereto; (iv) if the Company determined to effect the Nasdaq Listing through an ADR Program, the Bonus Form F-6 has been filed with the SEC with a request of effectiveness thereof automatically upon the effectiveness of the Bonus Registration Statement; (v) Bonus shall request acceleration of the effective date of the Bonus registration statement immediately upon the release of the funds in escrow so that the registration statement becomes effective no later than 48 hours from the filing of such request unless a different time for effectiveness is agreed to in writing by Wize, in its sole discretion, and (vi) following the Company’s consultation with its U.S. and Israeli counsels regarding the Nasdaq Listing, there is no hindrance from listing the Ordinary Shares (or ADSs) on Nasdaq or have the SEC declare the Bonus Registration Statement (and, if applicable, Bonus Form F-6) effective, except for the release of the Milestone Cash Consideration from the Escrow Account to the Company.

12.4. Delayed Milestone Closing. The parties hereby further agree as follows:

12.4.1. In the event that the Milestone Closing shall not occur on or before the date that is twelve (12) months following the Initial Deadline (the “Milestone End Date”), the Company may terminate the requirement to conduct the Milestone Closing by written notice to the Investor, with a copy to the Escrow Agent (the “Company Milestone Termination Notice” and the date of delivery of such notice, the “Company Milestone Termination Date”), in which case, (A) the liquidated damages under Section 9 hereof shall not continue to accrue for the time following the Company Milestone Termination Date, (B) the Milestone Cash Consideration shall be returned to the Investor in accordance with this Agreement and the Escrow Agreement, and (C) the Milestone Shares shall be returned to the Company in accordance with this Agreement and the Escrow Agreement; provided that, as a condition precedent to such termination right, (i) the Company shall have paid in full the liquidation damages (including any default interest) under Section 9 hereof that accrued for the time until the Company Milestone Termination Date, (ii) the Company shall have sent the Escrow Agent an irrevocable instruction letter confirming that the Company Milestone Termination Notice has been sent, and (iii) the Company shall not have breached in any material respect any of its other obligations under this Agreement in any manner that shall have caused the failure to consummate the Milestone Closing on or before the Milestone End Date.

12.4.2.  In the event that the Milestone Closing shall not occur on or before the Milestone End Date, the Investor may terminate the requirement to conduct the Milestone Closing by written notice to the Company, with a copy to the Escrow Agent (the “Investor Milestone Termination Notice” and the date of delivery of such notice, the “Investor Milestone Termination Date”), in which case, (A) the liquidated damages under Section 9 hereof shall not continue to accrue for the time following the Investor Milestone Termination Date (except that the default interest on liquidated damages that have accrued through such time and not been paid shall continue to accrue in accordance with Section 9), (B) the Milestone Cash Consideration shall be returned to the Investor in accordance with this Agreement and the Escrow Agreement, and (C) the Milestone Shares shall be returned to the Company in accordance with this Agreement and the Escrow Agreement; provided that, as a condition precedent to such termination right, the Investor shall have sent the Escrow Agent an irrevocable instruction letter confirming that the Investor Milestone Termination Notice has been sent.

12.4.3. For the sake of clarity, at any time following the Closing, the Investor may waive any of the Milestone Closing Conditions (including the Nasdaq Approval) and upon written notice thereof to the Company, with a copy to the Escrow Agent, the Company shall be required to effect the Milestone Closing (including release from the Escrow Account of the Milestone Shares to Investor and release of the Milestone Cash Consideration from the Escrow Account to the Company) and complying with all other applicable Milestone Closing deliverables hereunder) within two (2) Business Days following such notice.

12.4.4. It is hereby agreed that, subject to the Company’s compliance with the foregoing, the maximum liquidated damages payable to Investor under Section 9 shall be nine and one half percent (9.5%) of the Agreed Amount (plus the applicable default interest stated herein).

13. Miscellaneous

13.1. Amendment. No change and/or amendment to this Agreement or any of the provisions thereof shall be valid and/or binding unless made in writing and was signed by the Company and the Investor.

13.2. Entire Agreement. This Agreement together with the Transaction Documents contains and exhausts the full and entire understanding, agreement and relations between the parties hereto with regard to the subject matters hereof, and shall supersede, in their entirety, any prior document, negotiations, declaration, representation, undertaking or consent with regard to the subject matters contained herein, whether made in writing and/or verbally, expressly and/or implicitly and/or in any other way, prior to execution of this Agreement, including the non-binding Term Sheet entered into between the parties on October 10, 2019 (as amended from time to time).

13.3. English version governs; Construction. This Agreement may be translated into another language, as a comfort translation.  However, between this version and any other translated version of this Agreement, the English version shall prevail. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When used in this Agreement, (i) references to “$” or “Dollars” are references to U.S. dollars; (ii) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”;.”

13.4. Governing Law; Jurisdiction. The laws of the State of Israel shall apply and govern this Agreement. Exclusive jurisdiction in all matters pertaining to and in connection with this agreement shall be vested in the competent courts of Tel Aviv, Israel.

13.5. Assignment. Other than as set forth in this Agreement, no party to this Agreement may assign, transfer or encumber, in any way or form, its rights or obligations pursuant to this Agreement, in whole or in part, without the prior written consent of the other parties to this Agreement; provided, however, that (i) nothing in the foregoing shall be deemed to prevent the Investor to sell or assign any of its Bonus Shares (including Milestone Shares) following the Closing (subject to lock-up provisions under applicable securities laws) and (ii) following the Closing, the Investor may assign certain of its rights as set forth in Exhibit F hereto.

13.6. Notice. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing to the address set forth below and shall be deemed to have been duly given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail (or, if indicated below, facsimile) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) days after having been sent by registered mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, in each case, addressed to the parties’ addresses as set forth herein. Each party may change its address for the purposes of this Agreement, by providing a written notice that shall be sent or delivered to the other party at its address.

If to the Company:

Bonus BioGroup Ltd.

Matam Advanced Technology Park, Building 8B, 6th floor,

P.O.B. 15143, Haifa 3190501, Israel

E-mail: office@bonus-bio.com

Attention: Dr. Shai Meretzki and Yossi Rauch

with required copies (which shall not constitute notice) to:

Dr. Shai Meretzki

E-mail: shaime@bonus-bio.com

and

Yossi Rauch

E-mail: yossira@bonus-bio.com

and

Efrati Galili Confino & Co.

Address: 28 Haarbaa St. | Haarbaa South Tower | 19th floor

Tel Aviv 6473925

Attention: Gil Lavron, Adv.

Email: gil@egl.co.il

If to Investor:

Wize Pharma, Inc.
24 Hanagar Street
Hod Hasharon, Israel 4527708

E-mail: noam@wizepharma.com; or@wizepharma.com

Attention: CEO and CFO

with required copies (which shall not constitute notice) to:

Goldfarb Seligman & Co.

Ampa Tower, 98 Yigal Alon Street

Tel Aviv 67891, Israel

E-mail: ido.zemach@goldfarb.com

Attention: Ido Zemach, Adv.

13.7. Binding Effect; Benefit; Assignment. The provisions of this Agreement and any other Transaction Document, as the case may be, is intended for the benefit of the parties hereto and their respective successors and permitted assigns, shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13.8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

13.9. Remedies. All rights and remedies of any party hereto under this Agreement are cumulative and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other such rights or remedies given hereunder or now or hereafter existing at law or in equity or otherwise.

13.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.11. Specific Performance. Notwithstanding anything to the contrary herein, the parties hereto agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

13.12. Survival of Warranties; Limitation of Liability. All representations and warranties made by the Company and the Investor shall survive the Closing and remain in full force and effect for a period of 24 months following the Closing; provided, however, that the representations and warranties contained in Sections 5.1.1, 5.2 and 5.3 shall survive the Closing and shall expire thirty (30) days after the expiration date of the applicable statute of limitations. In no event shall either party be liable to the other for consequential, special, punitive or indirect damages.

13.13. Publicity. Each of the parties hereto shall coordinate with each other all publicity relating to the transactions contemplated by this Agreement, and shall not issue any press release, immediate report or other filing with the ISA or the U.S. SEC relating to this Agreement or the transactions contemplated by this Agreement without first obtaining the prior consent of the other or its representative, except that neither party shall be precluded from timely making such filings or giving such notices as may be required by applicable law or the rules of any stock exchange. Each of the parties hereto shall cooperate and shall use their reasonable efforts to agree on the form and substance of the report to be filed by the Company with the ISA and Investor with the U.S. SEC relating to the transactions contemplated by this Agreement.

13.14. TASE Listing. For so long as the Bonus Shares, including Milestone Shares, are outstanding, the Company shall use its reasonable commercial efforts to maintain its listing on the TASE and shall comply with all reporting requirements under applicable law in all material respects.

13.15. Delays or Omissions. Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of his or her or its rights hereunder or under any other agreement, instrument or document signed by any of them with respect to the subject matter hereof unless such waiver is in writing and signed by the party waiving said right. Except as otherwise specifically provided for hereunder, no delay or omission by any party in exercising any right with respect to the subject matter hereof shall operate as a waiver of such right or of any such other right. A waiver on any one occasion with respect to the subject matter hereof shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or by any other agreement, instrument or document, will be cumulative, and may be exercised separately or concurrently.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

/s/ Yossi Ruach	/s/ Shai Meretzki

Bonus BioGroup Ltd.

By: Yossi Rauch	By: Shai Meretzki
Title: Executive Chairman	Title: CEO and Director

/s/ Noam Danenberg	/s/ Or Eisenberg

Wize Pharma Inc.

By: Noam Danenberg	By: Or Eisenberg
Title: CEO	Title: CFO & COO